Registration No. 333-46825

Registration No. 333-83488

Registration No. 333-106237

Registration No. 333-140555

Registration No. 333-142798

Registration No. 333-157576

Registration No. 333-203217

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-46825

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-83488

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-106237

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-140555

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-142798

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-157576

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-203217

UNDER

THE SECURITIES ACT OF 1933

SIRONA DENTAL SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3374812
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

30-30 47th Avenue, Suite 500

Long Island City, New York 11101

(Address of Principal Executive Offices and Zip Code)

Schick Technologies, Inc. 1996 Employee Stock Option Plan

Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors

Sirona Dental Systems, Inc. Equity Incentive Plan

Sirona Dental Systems, Inc. Equity Incentive Plan, as amended

Sirona Dental Systems, Inc. 2015 Long-Term Incentive Plan

(Full title of the plans)

Jonathan Friedman, Esq.

General Counsel and Secretary

Sirona Dental Systems, Inc.

30-30 47th Avenue, Suite 500

Long Island City, New York 11101

(718) 482-2011

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Sirona Dental Systems, Inc., a Delaware corporation (the “Company”), is filing with the United States Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements” ):

•	Registration Statement on Form S-8 (No. 333-46825), filed with the SEC on February 24, 1998, pertaining to the registration of 505,400 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Schick Technologies, Inc. 1996 Employee Stock Option Plan and Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors;
•	Registration Statement on Form S-8 (No. 333-83488), filed with the SEC on February 27, 2002, pertaining to the registration of 2,794,600 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Schick Technologies, Inc. 1996 Employee Stock Option Plan and Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors;
•	Registration Statement on Form S-8 (No. 333-106237), filed with the SEC on June 18, 2003, pertaining to the registration of 300,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors;
•	Registration Statement on Form S-8 (No. 333-140555), filed with the SEC on February 9, 2007, pertaining to the registration of 1,700,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Schick Technologies, Inc. 1996 Employee Stock Option Plan;
•	Registration Statement on Form S-8 (No. 333-142798), filed with the SEC on May 10, 2007, pertaining to the registration of 2,275,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Sirona Dental Systems, Inc. Equity Incentive Plan;
•	Registration Statement on Form S-8 (No. 333-157576), filed with the SEC on February 27, 2009, pertaining to the registration of 2,275,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Sirona Dental Systems, Inc. Equity Incentive Plan, as amended; and
•	Registration Statement on Form S-8 (No. 333-203217), filed with the SEC on April, 2, 2015, pertaining to the registration of 6,825,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to the Sirona Dental Systems, Inc. 2015 Long-Term Incentive Plan.

On February 29, 2016, the Company completed its previously announced “merger of equals” strategic business combination with DENTSPLY International Inc., a Delaware corporation (“DENTSPLY”) contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), by and among the Company, DENTSPLY, and Dawkins Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of DENTSPLY (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly owned subsidiary of DENTSPLY.

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed to deregister any and all securities previously registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 29, 2016.

Sirona Dental Systems, Inc.

By:	/s/ Jonathan Friedman
Jonathan Friedman
Secretary and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.